EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Second Quarter 2024 Results

HUNTINGTON BEACH, Calif., July 25, 2024 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2024 second quarter ended Tuesday, July 2, 2024.

Fiscal Second Quarter 2024 Compared to Fiscal Second Quarter 2023

  Total revenues increased 0.1% to $349.9 million
  Comparable restaurant sales declined 0.6%
  Total restaurant operating weeks increased 0.4%
  Net income of $17.2 million, compared to $11.9 million; diluted net income per share of $0.72, compared to $0.50
  Adjusted EBITDA of $36.1 million, compared to $31.8 million

“Our second quarter results demonstrate continued success with the growth and productivity initiatives that we outlined during last year’s Investor Day,” commented Greg Levin, Chief Executive Officer and President. “After a softer sales start in April, comparable restaurant sales improved throughout the second quarter as guests chose BJ’s for their most important celebrations. Approximately half of our restaurants set sales records during the quarter, particularly around Mother’s Day, Father’s Day and graduations. The improving sales trend, coupled with our productivity initiatives, drove restaurant level operating margins higher by 100 basis points to 15.5% and Adjusted EBITDA higher by $4.3 million, or 13%, on a year-over-year basis.

“Our $70 million to $75 million capital expenditures target for 2024 will result in significant free cash flow generation this year,” Levin continued. “With this free cash flow, our capital allocation priorities will focus on continued investment in growth initiatives with attractive financial returns, while returning capital to shareholders through share repurchases,” concluded Levin.

BJ’s opened one new restaurant in the first half of 2024 and remains on track to open two additional restaurants in the second half of the year. All future BJ’s will feature a new restaurant prototype budgeted at approximately $1 million less than the prior prototype, while providing greater operating efficiencies and incorporating the best elements of BJ’s ongoing restaurant remodel initiative, including a new bar statement with the guest-favorite 130" television as a centerpiece. New restaurant openings are complemented by BJ’s remodel initiative, which continues to deliver attractive financial returns driven by improved guest traffic trends. By the end of 2024, approximately half of BJ’s restaurants will be either a newer prototype or recently remodeled, further elevating the attractiveness of the BJ’s concept to current and new guests.

During the second quarter of 2024, the Company repurchased and retired approximately 255,000 shares of its common stock at a cost of approximately $8.8 million. The Company currently has approximately $52 million available under its authorized $550 million share repurchase program.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its second quarter 2024 earnings release today, July 25, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. The winner of the 2024 Vibe Vista Award for Best Overall Beverage Program for Multi-Unit Chain Restaurants and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 31 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) any inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (ii) any inability to manage new restaurant openings, (iii) construction delays, (iv) wage inflation and competitive labor market conditions which may result in staffing shortages, (v) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other illnesses or other reasons, whether or not accurate, (ix) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) trademark and service-mark risks, (xvi) government regulations and licensing costs, including beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) the success of our key sales-building and related operational initiatives, (xxi) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Second Quarter Ended				Six Months Ended
	July 2, 2024		July 4, 2023		July 2, 2024		July 4, 2023
Revenues	$349,927	100.0%	$349,670	100.0%	$687,261	100.0%	$690,950	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	89,836	25.7	90,614	25.9	174,789	25.4	181,491	26.3
Labor and benefits	126,309	36.1	126,522	36.2	251,330	36.6	254,855	36.9
Occupancy and operating	79,566	22.7	81,912	23.4	156,424	22.8	161,058	23.3
General and administrative	20,604	5.9	21,194	6.1	43,601	6.3	40,900	5.9
Depreciation and amortization	18,163	5.2	17,708	5.1	36,036	5.2	35,320	5.1
Restaurant opening	300	0.1	378	0.1	890	0.1	1,222	0.2
Loss on disposal and impairment of assets, net	1,928	0.6	1,130	0.3	2,712	0.4	3,276	0.5
Total costs and expenses	336,706	96.2	339,458	97.1	665,782	96.9	678,122	98.1
Income from operations	13,221	3.8	10,212	2.9	21,479	3.1	12,828	1.9

Other (expense) income:
Interest expense, net	(1,259)	(0.4)	(1,108)	(0.3)	(2,670)	(0.4)	(2,229)	(0.3)
Other income, net	2,772	0.8	622	0.2	3,468	0.5	818	0.1
Total other income (expense)	1,513	0.4	(486)	(0.1)	798	0.1	(1,411)	(0.2)
Income before income taxes	14,734	4.2	9,726	2.8	22,277	3.2	11,417	1.7

Income tax benefit	(2,423)	(0.7)	(2,206)	(0.6)	(2,603)	(0.4)	(3,996)	(0.6)
Net income	$17,157	4.9%	$11,932	3.4%	$24,880	3.6%	$15,413	2.2%

Net income per share:
Basic	$0.74		$0.51		$1.07		$0.66
Diluted	$0.72		$0.50		$1.04		$0.64

Weighted average number of shares outstanding:
Basic	23,309		23,539		23,313		23,510
Diluted	23,921		23,971		23,954		23,961

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	July 2, 2024 (unaudited)	January 2, 2024
Cash and cash equivalents	$16,185	$29,070
Total assets	$1,044,136	$1,058,454
Total debt	$63,500	$68,000
Shareholders’ equity	$386,489	$365,761

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Second Quarter Ended				Six Months Ended
	July 2, 2024		July 4, 2023		July 2, 2024		July 4, 2023
Stock-based compensation (1)
Labor and benefits	$529	0.2%	$410	0.1%	$1,037	0.2%	$1,276	0.2%
General and administrative	2,237	0.6	2,368	0.7	4,206	0.6	4,144	0.6
Total stock-based compensation	$2,766	0.8%	$2,778	0.8%	$5,243	0.8%	$5,420	0.8%

Operating Data
Comparable restaurant sales % change	(0.6)%		4.7%		(1.1)%		6.8%
Restaurants opened during period	-		1		1		2
Restaurants open at period-end	216 (2)		216 (2)		216 (2)		216 (3)
Restaurant operating weeks	2,821		2,808		5,629		5,616

(1) Percentages represent percent of total revenues and may not reconcile due to rounding.
(2) During the period, one restaurant was permanently closed.
(3) During the period, two restaurants were permanently closed.

Note Regarding Non-GAAP Financial Measures

The Company is reporting certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income from operations to restaurant level operating margin for the second quarter ended July 2, 2024, and July 4, 2023, is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Second Quarter Ended				Six Months Ended
	July 2, 2024		July 4, 2023		July 2, 2024		July 4, 2023
Income from operations	$13,221	3.8%	$10,212	2.9%	$21,479	3.1%	$12,828	1.9%
General and administrative	20,604	5.9	21,194	6.1	43,601	6.3	40,900	5.9
Depreciation and amortization	18,163	5.2	17,708	5.1	36,036	5.2	35,320	5.1
Restaurant opening	300	0.1	378	0.1	890	0.1	1,222	0.2
Loss on disposal and impairment of assets, net	1,928	0.6	1,130	0.3	2,712	0.4	3,276	0.5
Restaurant level operating margin	$54,216	15.5%	$50,622	14.5%	$104,718	15.2%	$93,546	13.5%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net income to Adjusted EBITDA for the second quarter ended July 2, 2024, and July 4, 2023, is set forth below:

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Second Quarter Ended				Six Months Ended
	July 2, 2024		July 4, 2023		July 2, 2024		July 4, 2023
Net income	$17,157	4.9%	$11,932	3.4%	$24,880	3.6%	$15,413	2.2%
Interest expense, net	1,259	0.4	1,108	0.3	2,670	0.4	2,229	0.3
Income tax benefit	(2,423)	(0.7)	(2,206)	(0.6)	(2,603)	(0.4)	(3,996)	(0.6)
Depreciation and amortization	18,163	5.2	17,708	5.1	36,036	5.2	35,320	5.1
Stock-based compensation expense	2,766	0.8	2,778	0.8	5,243	0.8	5,420	0.8
Other income, net	(2,772)	(0.8)	(622)	(0.2)	(3,468)	(0.5)	(818)	(0.1)
Loss on disposal and impairment of assets, net	1,928	0.6	1,130	0.3	2,712	0.4	3,276	0.5
Adjusted EBITDA	$36,078	10.3%	$31,828	9.1%	$65,470	9.5%	$56,844	8.2%

Percentages above represent percent of total revenues and may not reconcile due to rounding.